EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Midstream Partners, LP
Houston, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (File Nos. 333-198888, 333-201434 and 333-201436) and Form S-8 (File Nos. 333-216585, 333-176438, 333-183290, and 333-209614) of American Midstream Partners, LP (the “Partnership”) of our report dated March 31, 2015 (except for the restatement described in note 2 of the 2014 financial statements which is as of October 23, 2015), relating to the 2014 financial statements of Delta House FPS, LLC included as Exhibit 99.2 to the Partnership’s Current Report on Form 8-K/A filed on October 23, 2015, which is incorporated by reference in this Form 8-K/A.

/s/ BDO USA, LLP

Houston, Texas
December 8, 2017